Exhibit 99.1

Beazer Homes Provides Preliminary Second Quarter Data; Reiterates Expectation of Net Income for Fiscal 2014

ATLANTA, April 3, 2014 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today provided certain preliminary operational results for its fiscal second quarter and its approximation of the unrestricted cash balance as of March 31, 2014.

	Quarter Ended March 31,
	New Orders, net			Closings			Backlog
	2014	2013	Change	2014	2013	Change	2014	2013	Change
West	550	658	-16%	453	504	-10%	751	918	-18%
East	424	442	-4%	257	383	-33%	798	762	5%
Southeast	416	421	-1%	267	240	11%	614	531	16%
Total	1,390	1,521	-9%	977	1,127	-13%	2,163	2,211	-2%

As expected, new orders and closings were impacted by an estimated 6% decline in active community count, including a 21% decline in active community count in our West segment. In addition, closings, as well as some new orders, were impacted by severe weather conditions in our East Segment, which comprises approximately 40% of our active community count.

Sales per community per month for the fiscal second quarter were 3.3, compared with 2.2 in the first quarter and 3.4 in the second quarter of 2013.
The Company expects to report an unrestricted cash balance as of March 31, 2014 of between $285 million and $315 million and expects to report positive net income for fiscal 2014.
“We remain optimistic about the 2014 spring selling season,” said Allan Merrill, CEO of Beazer Homes. “The new home market continues to benefit from gradual improvements in the labor market, limited home inventories and generally favorable affordability metrics. These characteristics led to more online visits, higher traffic to our communities and stable or improving home prices in our markets.”

About Beazer Homes USA, Inc.
Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans, which provide flexible floorplan options to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.